The  following  data  is  included  in an XFD  InternetForms
          Document which is in machine code, and will be filed with the Securities and Exchange Commission under the EDGAR system. This file does not have the header tags which were used under the previous EDGAR system but are included in the XFD file, which is sent to the SEC including your CIK and CCC codes.


Version X

          This includes the updated information that was emailed to us and discussed the afternoon of March 28th for inclusion in the Part III - Narrative.

*******************************************************************************


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549


                                   FORM 12b-25

                            SEC FILE NUMBER: 0-17385

                                  CUSIP NUMBER:

                           NOTIFICATION OF LATE FILING

                                   (CHECK ONE)


                            _____   FORM 10-K
                            _____   FORM 10-KSB
                            _____   FORM 11-K
                            _____   FORM 20-F
                            _____   FORM 10-Q
                              X     FORM 10-QSB
                            -----
                            _____   FORM N-SAR

   For the Period Ended:            June 30, 2004
                                    -------------

   Nothing in this Form Shall be construed to imply that the Commission has verified any information contained herein.

   If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

   =============================================================================
   PART I - REGISTRANT INFORMATION
   =============================================================================

   DYNA GROUP INTERNATIONAL, INC.
   ------------------------------
   Full Name of Registrant


   ---------------------------------------------------------------
   Former Name if Applicable


   1661 S. SEGUIN STREET
   ---------------------
   Address of Principal Executive Office (street and number)


   NEW BRAUNFELS, TX 78130
   -----------------------
   City, State and Zip Code

   =============================================================================
   PART II - RULES 12b-25 (b) AND (c)
   =============================================================================

   If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b- 25(b), the following should be completed. (Check Box if appropriate)


    XX (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

    __ (b) The subject annual report or semi-annual report/portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

    __ (c) the accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable


   =============================================================================
   PART III - NARRATIVE
   =============================================================================

   State below in reasonable detail the reasons why the Form 10-K, 11- K, 20-F, 10-Q, or N-SAR or portion thereof, could not be filed within the prescribed time period.


           Additional time is needed to have the company's auditors properly review the fianancial statements as of June 30,2004.

   =============================================================================
   PART IV - OTHER INFORMATION
   =============================================================================

   (1) Name and telephone number of person to contact in regard to this notification

   Name: Sandra Tristan
         --------------

   Area code and phone number: (830) 620-4400 ext. 3010
                               ------------------------

   (2) have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorted period that the registrant was required to file such reports) been filed? If the answer is no, identify report(s).

     X    yes
   -----

   _____  no


   (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

   _____  yes

     X    no
   -----

   If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results can not be made.


   DYNA GROUP INTERNATIONAL, INC.
   ------------------------------
   (NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

   has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



   DATE:  August 16, 2004                     BY:  /s/ Roger R. Tuttle
                                                --------------------------------
                                                Roger R. Tuttle
                                                Chief Executive Officer